Exhibit 99.1

Directors, Executive Officers and Capitalization of the Guarantor

Name of Guarantor	Title of Class	Amount Authorized	Amount Outstanding	Officers	Directors
Stone Energy Offshore, L.L.C.	Membership Interests	N/A	N/A

•       David H. Welch – President and Chief Executive Officer

•       Kenneth H. Beer – Executive Vice President and Chief Financial Officer

•       Lisa S. Jaubert – Senior Vice President, General Counsel and Secretary

•       John J. Leonard – Senior Vice President – Exploration and Business Development

•       Florence M. Ziegler – Senior Vice President – Human Resources, Communications and Administration

•       Richard L. Toothman, Jr. – Senior Vice President – Appalachia

•       Keith Seilhan – Senior Vice President – Gulf of Mexico

•       Thomas L. Messonier – Vice President – Planning, Marketing & Midstream

•       Mike Deville – Vice President – International Negotiations

N/A (Member Managed)